                                                                     Exhibit 3.3

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING


The management of BPO Properties Ltd. is responsible for the preparation, content and integrity of the consolidated financial statements and all other financial information contained in this Annual Report. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, using management's best estimates and judgements where appropriate. Financial information presented elsewhere in this Annual Report is consistent with that in the financial statements.

     The management of the company has established and maintains a system of internal controls that provides reasonable assurance that assets are safeguarded, transactions are properly authorized and recorded, the company is in compliance with all applicable laws and that the financial records are reliable for preparing financial statements. The effectiveness of and compliance with this system of internal controls is monitored by management.

     The Board of Directors oversees management's responsibility for financial reporting through its Audit Committee, currently comprised of three directors who are not officers or employees of the company. The Audit Committee meets regularly with management and the external auditors to review auditing and accounting matters, including the adequacy of the system of internal controls and the quality of the company's financial reporting. The auditors have full and unrestricted access to the Audit Committee.

     The consolidated financial statements have been audited by Deloitte & Touche LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards.


/s/ David D. Arthur                       /s/ Steven J. Douglas
------------------------------------      --------------------------------------
    David D. Arthur                           Steven J. Douglas
    PRESIDENT AND                             SENIOR VICE PRESIDENT AND
    CHIEF EXECUTIVE OFFICER                   CHIEF FINANCIAL OFFICER



AUDITORS' REPORT


To the Shareholders,

We have audited the consolidated balance sheets of BPO Properties Ltd. as at December 31, 2002 and 2001 and the consolidated statements of income, retained earnings and cash flow for the years then ended.These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


 Toronto, Canada
 February 25,2003                                   /s/ Deloitte & Touche LLP
                                                    ----------------------------
                                                        Chartered Accountants


                                                         ANNUAL REPORT 2002 / 11

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------
December 31 (millions)                                   Note                                     2002            2001
------------------------------------------------------------------------------------------------------------------------
ASSETS
Commercial properties                                     2                                    $ 1,122         $ 1,448
Cash and cash equivalents                                10                                        667             393
Future income taxes                                       7                                         74             106
Loans receivable                                          4                                         74              31
Other assets                                                                                        39              23
------------------------------------------------------------------------------------------------------------------------
                                                                                               $ 1,976         $ 2,001
========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and other borrowings                            5                                    $   696         $   865
Accounts payable and other liabilities                                                              98             110
Shareholders' equity                                      6                                      1,182           1,026
------------------------------------------------------------------------------------------------------------------------
                                                                                               $ 1,976         $ 2,001
========================================================================================================================

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


Approved by the Board,


/s/ Robert J. Harding                           /s/ David D. Arthur
---------------------------------               --------------------------------
    Robert J. Harding                               David D. Arthur
    DIRECTOR                                        DIRECTOR


12 / BPO PROPERTIES LTD.

CONSOLIDATED STATEMENTS OF INCOME


-----------------------------------------------------------------------------------------------------------------
years ended December 31 (millions, except per share amounts)  Note                     2002                  2001
-----------------------------------------------------------------------------------------------------------------
Commercial properties
Revenue                                                                              $  227                $  305
Expenses                                                                                113                   152
-----------------------------------------------------------------------------------------------------------------
                                                                                        114                   153
Loans and investment income                                                              66                    42
-----------------------------------------------------------------------------------------------------------------
                                                                                        180                   195

Expenses
   Interest expense                                                                      48                    64
   Administrative expenses and large corporation tax            7                         8                     8
-----------------------------------------------------------------------------------------------------------------
Income before the following items                                                       124                   123
Gains on dispositions of properties                                                      96                    50
-----------------------------------------------------------------------------------------------------------------
Income before undernoted                                                                220                   173
-----------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                            22                    31
Future income taxes and other non-cash items,net                8                        31                    35
-----------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $  167                $  107
-----------------------------------------------------------------------------------------------------------------
Net income per common share                                     6                    $ 5.47                $ 3.12
-----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



CONSOLIDATED STATEMENTS OF RETAINED EARNINGS


-----------------------------------------------------------------------------------------------------------------
years ended December 31 (millions)                    Note                             2002                  2001
-----------------------------------------------------------------------------------------------------------------
Retained earnings,beginning of year                                                   $ 565                 $ 476
Net income                                                                              167                   107
Preferred share dividends                                6                              (11)                  (18)
-----------------------------------------------------------------------------------------------------------------
Retained earnings,end of year                                                         $ 721                 $ 565
=================================================================================================================

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                         ANNUAL REPORT 2002 / 13

CONSOLIDATED STATEMENTS OF CASH FLOW

---------------------------------------------------------------------------------------------------------------
years ended December 31 (millions)                                       2002                              2001
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                              $ 167                             $ 107
Add (deduct):
   Depreciation and amortization                                           22                                31
   Future income taxes                                                     31                                37
   Gains on dispositions of properties                                    (96)                              (50)
   Tenant improvements                                                    (27)                              (33)
   Other working capital                                                  (46)                              109
---------------------------------------------------------------------------------------------------------------
                                                                           51                               201
===============================================================================================================

INVESTING ACTIVITIES
Commercial properties
   Acquisitions of properties                                             (51)                             (153)
   Development and redevelopment expenditures                             (34)                              (80)
   Dispositions of properties                                             293                               196
---------------------------------------------------------------------------------------------------------------
                                                                          208                               (37)
===============================================================================================================

FINANCING ACTIVITIES
Debt arranged                                                              37                               602
Debt amortization and repayments                                          (11)                             (443)
Preferred share dividends paid                                            (11)                              (18)
---------------------------------------------------------------------------------------------------------------
                                                                           15                               141
===============================================================================================================

Increase in cash and cash equivalents                                     274                               305
Cash and cash equivalents,beginning of year                               393                                88
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,end of year                                   $ 667                             $ 393
===============================================================================================================

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 / BPO PROPERTIES LTD.

NOTES TO THE FINANCIAL STATEMENTS


1. ACCOUNTING POLICIES

BPO Properties Ltd. is incorporated under the Canada Business Corporations Act.

(a) FINANCIAL STATEMENTS - The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as prescribed by the Canadian Institute of Chartered Accountants. The company's accounting policies and its financial disclosure are substantially in accordance with the recommendations of the Canadian Institute of Public and Private Real Estate Companies.

(b) BASIS OF CONSOLIDATION - The consolidated financial statements of the company include the accounts of all its subsidiaries and its proportionate share of the assets, liabilities, revenues and expenses of joint ventures.

(c) COMMERCIAL PROPERTIES - Real estate properties held for investment purposes are carried at the lower of depreciated cost and estimated net recoverable amount. Cost includes direct costs and interest incurred during acquisition or development of these properties.
     Real estate properties held for investment are depreciated using the sinking-fund method at a rate of 5% over their estimated useful lives, to a maximum of 60 years. Under this method, depreciation is charged to income in increasing annual amounts to fully amortize the properties over their estimated useful lives. Building improvements are depreciated on a straight-line basis over terms appropriate to the expenditures.
     Costs are capitalized on properties under development, including all direct expenditures, interest on debt and certain administrative expenses. Revenues earned during the development period are treated as a reduction of costs.
     Costs to lease properties are capitalized and amortized over the terms of the related leases.
     Rental revenue includes contractual and percentage rents and recoveries of operating expenses, including property, capital and large corporation tax. Revenue from properties under development is recognized at the earlier of attaining a break-even point in cash flow after debt service or at the expiration of a reasonable time following substantial completion.

(d) LOANS RECEIVABLE - Loans are stated at the principal amount outstanding or at the company's acquisition cost plus accrued interest less a provision for losses.
     Interest income is recorded on an accrual basis except on loans classified as impaired. Loans are classified as impaired when there is no longer reasonable assurance as to the ultimate collectibility of contractual principal or interest or when interest or principal is 90 days past due, unless the loan is both well secured and in the process of collection. Loans that are determined to be impaired are valued at the lower of estimated realizable amount based on the present value of expected future cash flows discounted at the interest rate inherent in the original loan, or at the fair value of the security underlying the loan less disposition costs.
     When a loan is classified as impaired, recognition of interest in accordance with the contractual terms of the loan ceases. Income on impaired loans is reported as the change in the net present value of future cash flows. Loans are restored to an accrual basis when principal and interest payments are current and there is no longer any reasonable doubt as to ultimate collectibility.
     Real estate assets acquired in settlement of loans and held for resale are carried at the lower of estimated realizable value and the carrying value of the loan. Any excess of carrying value of the loan over estimated realizable value of the asset is charged to the provision for losses. Operating results and any gains or losses on disposal of these assets are included in income from loans and investments.
     A specific provision for loss is maintained in an amount currently considered appropriate to absorb all known and probable credit-related losses in the company's loan portfolio. Provisions represent amounts required to reduce the carrying value of an impaired loan to its estimated realizable amount.

(e) INCOME TAXES - The company accounts for income taxes under the liability method. Under this method, future income tax assets and liabilities are calculated based on: (i) the temporary differences between the carrying values and the tax bases of assets and liabilities; and (ii) unused income tax losses are measured using substantively enacted income tax rates and laws that are expected to apply in the future as the temporary differences reverse and the income tax losses are used. See Note 7 for additional information on the composition of the income tax asset and expense.

                                                         ANNUAL REPORT 2002 / 15

(f) USE OF ESTIMATES - The preparation of financial statements, in conformity with Canadian generally accepted accounting principles, requires estimates and assumptions that affect the carried amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.


2.  COMMERCIAL PROPERTIES

----------------------------------------------------------------------------------------------------------------
(millions)                                                                                        2002      2001
----------------------------------------------------------------------------------------------------------------
Office properties                                                                              $   993   $ 1,211
Retail properties                                                                                   11       149
Development properties                                                                             178       149
Accumulated depreciation                                                                           (60)      (61)
----------------------------------------------------------------------------------------------------------------
                                                                                               $ 1,122   $ 1,448
================================================================================================================

During 2002, costs capitalized on development projects were comprised of direct construction costs of $29 million (2001 - $19 million), administrative expenses of nil (2001 - $1 million) and interest costs of$5million (2001 - $4million). The estimated costs to complete projects under development total $17 million, of which $12 million is committed at December 31, 2002 (2001 - $23 million committed).
     Minimum amounts payable over the next five years, and in the aggregate thereafter in respect of ground leases related to commercial real estate properties, which have an aggregate net book value of $156 million, are as follows: 2003 - $4 million; 2004 - $4 million; 2005 - $4 million;2006 - $4 million; 2007 - $4 million; and thereafter - $19 million. Amounts payable under ground leases ranging from 10 to 889 years are included in the above amounts for 10 years.


3.  INTERESTS IN JOINT VENTURES

The following amounts included in the consolidated financial statements represent the company's proportionate interests in commercial office property-related joint ventures:

----------------------------------------------------------------------------------------------------------------
(millions)                                                                                        2002      2001
----------------------------------------------------------------------------------------------------------------
Assets                                                                                           $ 926     $ 443
Liabilities                                                                                        565       220
Operating revenues                                                                                 107        45
Operating expenses                                                                                  54        22
Net income                                                                                          22        13
Cash provided by operating activities                                                               24        30
Cash provided by financing activities                                                                7         6
Cash used in investing activities                                                                  (45)      (32)
================================================================================================================

     The company, through its subsidiaries, is contingently liable for the obligations of the joint ventures. In each case, the assets of the joint venture are available for the purpose of satisfying such obligations.


4.  LOANS RECEIVABLE

----------------------------------------------------------------------------------------------------------------
(millions)                                                                                        2002      2001
----------------------------------------------------------------------------------------------------------------
Loans receivable                                                                                  $ 76      $ 36
Accrued interest                                                                                     5         2
Provisions                                                                                          (7)       (7)
----------------------------------------------------------------------------------------------------------------
                                                                                                  $ 74      $ 31
================================================================================================================


16 / BPO PROPERTIES LTD.

During the year, vendor take-back financing was provided on the disposition of certain commercial properties. The weighted average interest rate of loans receivable at December 31, 2002 is 11% (2001 - 10%).


5.  MORTGAGES AND OTHER BORROWINGS

------------------------------------------------------------------------------------------------------------------
(millions)                                                            2002                                    2001
------------------------------------------------------------------------------------------------------------------
Mortgages payable and other borrowings                               $ 696                                   $ 865
==================================================================================================================

Mortgages payable have a weighted average interest rate of 7% at December 31, 2002 (2001 - 7.1%).Contractual mortgage principal repayments are as follows:
2003 - $14 million; 2004 - $50 million; 2005 - $52 million; 2006 - $12 million;
2007 - $56 million; and thereafter $512 million. The provisions attributable to mortgages payable limit the lenders' recourse upon default to the underlying asset except for one mortgage totalling $12 million (2001 - $12 million) which has recourse to the company. During the year, mortgages totalling $63 million (2001 - nil) were assumed in conjunction with the acquisition of certain commercial properties, and mortgages totalling $258 million (2001 - $272 million) were assumed by the purchaser in conjunction with the disposition of certain commercial properties.
     The company maintains lines of credit which include a demand operating facility of up to $30 million which was fully drawn at December 31, 2002 and 2001. This facility bears interest at the bankers' acceptance rate plus 0.75% or at the prime rate. In addition, lines of credit include a revolving, unsecured credit facility of up to $75 million which was undrawn at December 31, 2002 and 2001. Interest on this facility is based on a bankers' acceptance rate plus 1%. Amounts drawn under the lines of credit have been netted against cash and cash equivalents.

6.  SHAREHOLDERS' EQUITY

The consolidated statement of changes in shareholders' equity is as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                    2002                                           2001
                                 PREFERRED          COMMON      RETAINED             Preferred     Common   Retained
(millions)                          SHARES          SHARES      EARNINGS     TOTAL      Shares     Shares   Earnings      Total
-------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year           $ 382            $ 79         $ 565   $ 1,026       $ 382       $ 79      $ 476    $   937
Net income                              --              --           167       167          --        --         107        107
Preferred share dividends paid          --              --           (11)      (11)         --        --         (18)       (18)
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                 $ 382            $ 79         $ 721   $ 1,182       $ 382       $ 79      $ 565    $ 1,026
===============================================================================================================================

     Authorized share capital consists of 300,000 senior preferred shares, unlimited priority preferred shares, unlimited preferred shares issuable in series, unlimited common shares and unlimited non-voting equity shares. No senior preferred shares or priority preferred shares are issued and outstanding.


PREFERRED SHARES
-------------------------------------------------------------------------------------------------------------------------
                                                                              2002                        2001
                                                                    NUMBER OF       AMOUNT      Number of          Amount
                                                                       SHARES    (MILLIONS)        Shares       (millions)
-------------------------------------------------------------------------------------------------------------------------
Cumulative redeemable preferred shares
Series G                                           (a)              1,805,489       $   45      1,805,489          $   45
Series J                                           (b)              3,816,527           96      3,816,527              96
Series K                                           (c)                    300          150            300             150
Series M                                           (b)              2,847,711           71      2,847,711              71
Series N                                           (d)                800,000           20        800,000              20
-------------------------------------------------------------------------------------------------------------------------
Total outstanding preferred shares                                                  $  382                         $  382
=========================================================================================================================

                                                         ANNUAL REPORT 2002 / 17

(a) Series G preferred shares are entitled to cumulative dividends at an annual rate equal to 70% of the average bank prime rate. The company may, at its option, redeem the shares at a price of $25 per share plus arrears on any accrued and unpaid dividends.

(b) Series J and M preferred shares are entitled to cumulative dividends at an annual rate equal to 70% of the average bank prime rate for the previous quarter. The company may, at its option, redeem the shares at a price of $25 per share plus arrears on any accrued and unpaid dividends.

(c) Series K preferred shares are entitled to cumulative dividends at the 30 day bankers' acceptance rate plus 0.4%. The company may, at its option, redeem the shares at a price of $500,000 per share plus an amount equal to all accrued and unpaid dividends.

(d) Series N preferred shares are entitled to cumulative dividends at the 30 day bankers' acceptance rate plus 0.4%. The company may, at its option, redeem the shares at $25 per share plus arrears on any accrued and unpaid dividends.

(e) Preferred share dividends totalling $11 million were paid in 2002 (2001 - $18 million).

(f) Total common shares issued and outstanding at December 31, 2002 and 2001 totalled 28,519,567 shares, which include 21,652,001 non-voting equity shares.

(g) Net income per common share has been calculated after the payment of preferred share dividends of $11 million (2001 - $18 million) using weighted average shares outstanding of 28,519,567 (2001 - 28,519,567 ). There are no dilutive instruments outstanding.


7.  INCOME TAXES

The future income tax asset as at December 31 is comprised of the following:

----------------------------------------------------------------------------------------------------------------------
(millions)                                                                      2002                              2001
----------------------------------------------------------------------------------------------------------------------
Future tax asset relating to operating and capital losses                       $ 40                             $  66
Future tax asset relating to differences between tax and book basis               34                                40
----------------------------------------------------------------------------------------------------------------------
                                                                                $ 74                             $ 106
======================================================================================================================

     At December 31, 2002, the company had non-capital income tax losses of approximately $269 million (2001 - $407 million) which are available to reduce taxable income of future years. These losses will expire over a seven year period up to the year 2009. The benefit of the tax losses, net of a valuation allowance, have been reflected in the future income tax asset.
     The amount of non-capital losses and deductible temporary differences, for which no future income tax assets have been recognized, is $262 million. Future income tax expense consists of the following:

----------------------------------------------------------------------------------------------------------------------
(millions)                                                                       2002                             2001
----------------------------------------------------------------------------------------------------------------------
Future income tax expense at combined Canadian federal and
   provincial income tax rate of 37.5% (2001 - 40.6%)                            $ 74                            $  60
Change in Canadian income tax rates                                                --                               23
Recognition of tax assets previously not recognized                               (22)                             (23)
Non-taxable portion of capital gains and other income                             (21)                             (23)
----------------------------------------------------------------------------------------------------------------------
Future income tax expense                                                        $ 31                            $  37
======================================================================================================================

     Large corporation tax of $3 million was paid during the year (2001 - $3 million) and is included in administrative expenses and large corporation taxes.

18 / BPO PROPERTIES LTD.

8.  FUTURE INCOME TAXES AND OTHER NON-CASH ITEMS, NET

Future income taxes and other non-cash items, net consist of the following:

----------------------------------------------------------------------------------------------------------------------
(millions)                                                                      2002                              2001
----------------------------------------------------------------------------------------------------------------------
Future income tax expense (Note 7)                                              $ 31                             $  37
Recovery of provisions against loans receivable,and of other assets               --                               (13)
Provisions,net of gains and other                                                 --                                11
----------------------------------------------------------------------------------------------------------------------
                                                                                $ 31                             $  35
======================================================================================================================

     During 2001, the company recognized a recovery of $13 million relating to its loans receivable portfolio, and provisions for diminution in value on its remaining retail real estate portfolio was taken.


9.   SEGMENTED INFORMATION

The company operated during 2002 and 2001 primarily as an investor in commercial office and retail properties in Canada.

-------------------------------------------------------------------------------------------------------------------------
                                       Office Properties   Retail & Development    Loans and Other           Total
                                                                     Properties

(millions)                              2002        2001    2002        2001       2002      2001       2002         2001
-------------------------------------------------------------------------------------------------------------------------
Carrying value                         $ 934     $ 1,161   $ 188       $ 288      $ 854     $ 552    $ 1,976      $ 2,001
Acquisitions                              51          68      --          85         --        --         51          153
Capital investments                       10          56      35          58         --        --         45          114
-------------------------------------------------------------------------------------------------------------------------
Property revenue                       $ 202     $   225   $  25       $  80      $  --     $  --    $   227      $   305
Property expenses                        101         111      12          41         --        --        113          152
-------------------------------------------------------------------------------------------------------------------------
                                         101         114      13          39         --        --        114          153
-------------------------------------------------------------------------------------------------------------------------
Loans and other investment income         --          --      --          --         66        42         66           42
-------------------------------------------------------------------------------------------------------------------------
Operating income                         101         114      13          39         66        42        180          195
Administrative expenses
and large corporation tax                 (6)         (6)     (1)         (2)        (1)       --         (8)          (8)
Interest expense                         (51)        (52)      4          (6)        (1)       (6)       (48)         (64)
Gains on disposition of properties        96          50      --          --         --        --         96           50
Depreciation and amortization            (21)        (22)     (1)         (9)        --        --        (22)         (31)
-------------------------------------------------------------------------------------------------------------------------
Income before unallocated costs          119          84      15          22         64        36        198          142
Future income taxes and other non-cash
  items                                                                                                  (31)         (35)
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                                           $   167      $   107
=========================================================================================================================


10. RELATED PARTY TRANSACTIONS

The company has retained the services of a subsidiary of Brookfield Properties Corporation ("Brookfield"), the company's principal shareholder, for the property management of some of its office and retail properties on contracts based on fair market value of services provided. The fees paid for these property management services totalled $6 million in 2002 (2001 - $8 million). During 2001, the company entered into an agreement with Brookfield to provide asset management services for the company's property portfolio. The fees paid for these services, determined on a cost-recovery basis, totalled $5 million (2001 - $5 million). The company had demand deposits of $682 million (2001 - $412 million) with Brookfield and a subsidiary of Brookfield's principal shareholder as at December 31, 2002. The deposits earn interest at market rates and are included in cash and cash equivalents. Interest earned on these deposits for the year ended December 31, 2002 amounted to $24 million (2001 - $9 million).

                                                         ANNUAL REPORT 2002 / 19

11. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The company is exposed to financial risks that arise from the fluctuation in interest rates and changes in the credit quality of its borrowers and their tenants. The company manages these risks as follows:

(a) INTEREST RATE RISK - The assets and liabilities of the company have both fixed and floating interest rate components resulting in an exposure to interest rate movements. The company has not hedged all of its exposure to interest rates creating unmatched floating rate interest exposures which may affect the company's earnings in future periods. As at December 31, 2002, the company's floating rate assets exceeded its floating rate liabilities, including $382 million of floating rate preferred shares, by $258 million (2001 liabilities exceeded assets by $31 million).

(b) CREDIT RISK - The company's business includes direct investments in commercial real estate and real estate-based lending activities. Credit risk arises from the possibility that borrowers may default on their obligations to the company or, with respect to the underlying real estate properties that secure these obligations, that tenants may experience financial difficulty and be unable to fulfill their lease commitments. The company mitigates the risk of credit loss by limiting its exposure to any one group or borrower within prescribed limits and by ensuring that adequate security has been provided in support of loans.

(c) MARKET RISK - Investment returns are subject to a variety of risk factors both specific to individual investments and arising from general economic conditions.

(d) FAIR VALUES - Fair values of assets and liabilities approximate amounts at which these items could be exchanged in a transaction between knowledgeable parties. The calculation of estimated fair value is based on market conditions at a specific point in time, in the respective geographic location based on the amount and timing of future cash flows and may not be reflective of future fair values. Changes in interest rates and investment risk are the primary causes of changes in the fair value of the company's financial instruments.
     Cash and cash equivalents and securities have an aggregate fair value that approximates their carrying values on December 31, 2002 and 2001 due to their short-term nature.
     Fair values of loans receivable are determined by the company by discounting the expected future cash flows of these loans at market rates for loans with similar terms and investment risks. At December 31, 2002, the fair value of loans receivable approximates their carrying value. Changes in the interest rate environment and investment risk in one or more of the markets, in which the underlying loan security is located, may result in significant changes in fair values.
     Fair values of mortgages and other borrowings are determined by reference to current market prices for debt with similar terms and risks. At December 31, 2002, the fair value of mortgages and other borrowings is above the carrying value of these obligations by $32 million (2001 - $1 million). The difference between fair value and carrying value relates to changes in the general level of interest rates that have occurred since the debt was placed or assumed.


12. COMMITMENTS AND CONTINGENCIES

The company extended certain warranties in connection with the sale of former Canadian and international operating companies, including warranties against certain ordinary course legal proceedings outstanding at the dates of sale. The company is involved in various legal actions, the outcome of which is indeterminable. In management's opinion, the consolidated financial statements include adequate provisions for warranties and litigation, based on information available at this time.
     The company is contingently liable for letters of credit issued in the normal course of business in the amount of $17 million at December 31,2002 (2001
- $25 million).


20 / BPO PROPERTIES LTD.

DIRECTORS AND OFFICERS


DIRECTORS                                                                                 OFFICERS

David D. Arthur                                Robert J. Harding, F.C.A.                  David D. Arthur
Toronto, Ontario                               Toronto, Ontario                           President and Chief Executive Officer
President and Chief Executive Officer          Chairman, BPO Properties Ltd. and
BPO Properties Ltd.                            Chairman, Brascan Corporation              Steven J. Douglas
                                                                                          Senior Vice President and
The Hon. William G. Davis, P.C., C.C., Q.C.    C. Kent Jespersen                          Chief Financial Officer
Toronto, Ontario                               Calgary, Alberta
Counsel                                        Chairman                                   Michael Zessner
Torys                                          La Jolla Resources International Ltd.      General Counsel and Corporate Secretary

Richard B. Clark                               Robert J. McGavin
New York, New York                             Aurora, Ontario
President and Chief Executive Officer          Corporate Director
Brookfield Properties Corporation
                                               Michael F.B. Nesbitt
                                               Winnipeg, Manitoba
                                               Chairman
                                               Montrose Mortgage Corporation Ltd.
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CORPORATE INFORMATION

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TORONTO STOCK EXCHANGE                         SHAREHOLDER INFORMATION                    INVESTOR RELATIONS
TICKER SYMBOLS                                 Transfer Agent and Registrar               Investor Relations inquiries should be
Common Shares - BPP                            The CIBC Mellon Trust Company              directed to the Investor Relations
Preferred Shares:                              P.O. Box 7010                              Department at 416-359-8593.
Series G - BPP.PR.G                            Adelaide Street Postal Station
Series J - BPP.PR.J                            Toronto, Ontario                           Copies of the Interim Statements and
Series M - BPP.PR.M                            M5C 2W9                                    Annual Reports can be obtained from the
                                               Tel: 416-643-5500 or 1-800-387-0825        Investor Relations Department or the
                                               Fax: 416-643-5501                          company's website at
                                               Web site:www.cibcmellon.com                www.bpoproperties.com.
AUDITORS                                       E-mail:inquiries@cibcmellon.com
Deloitte & Touche LLP
BCE Place, 181 Bay Street                      Shareholder questions relating to          ANNUAL & SPECIAL MEETING
Suite 1400                                     dividends, address changes and share       The Annual & Special Meeting of the
Toronto, Ontario                               certificates should be directed to         Shareholders of the company will be held
M5J 2V1                                        The CIBC Mellon Trust Company.             at the Bankers Hall Auditorium, Bankers
Tel: 416-601-6150                                                                         Hall, 855 - 2nd Street S.W., Calgary,
Fax: 416-601-6151                                                                         Alberta, on June 18, 2003 at 1:00 p.m.
                                                                                          (MT) and will be webcast through the
                                                                                          website at www.bpoproperties.com.
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